Exhibit 99.1

Emerald Holding, Inc. Announces Closing of Backstop Sale

NEW YORK--(BUSINESS WIRE)--August 13, 2020 Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) today announced the completion of its previously announced issuance and sale of 22,660,587 shares (the “Backstop Sale”) of its 7% Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) to an affiliate of Onex Partners V LP (“Onex”) at a subscription price of $5.60 per share (the “Subscription Price”). The Backstop Sale was completed pursuant to the Investment Agreement dated as of June 10, 2020 (the “Investment Agreement”) between Onex and the Company, under which, among other things, Onex had agreed to purchase, for the Subscription Price, any shares of Series A Preferred Stock not subscribed for by the Company’s common stockholders in the Company’s previously announced offering of non-transferable rights (the “rights offering”) to purchase shares of its Series A Preferred Stock.

Emerald sold a total of 71,446,346 shares of Series A Preferred Stock pursuant to the Investment Agreement and the rights offering, of which Onex purchased a total of 69,718,919 shares, including the shares purchased pursuant to the Backstop Sale. Proceeds from all such sales of approximately $400 million were used to repay outstanding borrowings under Emerald’s revolving credit facility, with the remainder to be used to pay fees and expenses associated with the sale of Series A Preferred Stock and for general corporate purposes, including organic and acquisition growth initiatives.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements. These statements involve risks and uncertainties, including, but not limited to, governmental, economic and public health factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. In particular, the Company is subject to risks associated with, but not limited to, the impact of coronavirus/ COVID-19 on Emerald’s business, the Company’s ability to recover proceeds under its current event cancellation insurance policy and the timing and amount of any such recoveries, its managing of its business to reduce expenses, preserve cash and strengthen its liquidity position, and the positioning of Emerald to successfully weather the dislocation that it is experiencing due to COVID-19. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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Contacts

Emerald Holding, Inc.
David Doft
Chief Financial Officer
1-866-339-4688 (866EEXINVT)
Investor.relations@emeraldx.com